Exhibit 99.1

RH REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

Q4 2014 Comparable Brand Revenue Growth of 24% on Top of 24% Last Year; Adjusted Diluted

EPS of $1.02 Compared to $0.83 Last Year

Fiscal 2014 Marks 5th Consecutive Year of 20%-Plus Comparable Brand Revenue Growth;

Adjusted Operating Margin Expands 150 Basis Points to 9.3%; Adjusted Net Income

Increased 41%

Company Expects Fiscal 2015 Operating Margins to Reach 10.3% to 10.6%; Adjusted Diluted

EPS in Range of $2.95 to $3.10, Up 25% to 31%, on Net Revenues in the Range of $2.13 Billion to

$2.17 Billion

Corte Madera, CA—March 26, 2015—RH (Restoration Hardware Holdings, Inc.—NYSE:RH) today announced record financial results for the fourth quarter and fiscal year ended January 31, 2015. The Company will also post a video presentation highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

Fourth Quarter Highlights

•	Net revenues increased 24% on top of an 18% increase last year

•	Comparable brand revenues increased 24% on top of a 24% increase last year

•	Adjusted operating margin increased 30 basis points to 12.7%; GAAP operating margin of 12.9% compared to 12.4% for the same period last year

•	Adjusted net income increased 25% to $42.5 million; GAAP net income of $42.5 million compared to $26.6 million for the same period last year

•	Adjusted diluted EPS increased 23% to $1.02; GAAP diluted EPS of $1.02 compared to $0.65 for the same period last year

Fiscal Year Highlights

•	Net revenues increased 20% on top of a 30% increase last year

•	Comparable brand revenues increased 20% on top of a 31% increase last year

•	Adjusted operating margin increased 150 basis points to 9.3%; GAAP operating margin of 8.9% compared to 3.5% for the same period last year

•	Adjusted net income increased 41% to $97.6 million; GAAP net income of $91.0 million compared to $18.2 million for the same period last year

•	Adjusted diluted EPS increased 38% to $2.36; GAAP diluted EPS of $2.20 compared to $0.45 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “RH continues to outperform the home furnishings industry by a wide margin. Fiscal 2014 marks RH’s fifth consecutive year of net revenue growth in excess of 20%—averaging approximately 25% net revenue growth during that period. After four years of at least 25% comparable brand revenue growth, RH achieved 20% comparable brand revenue growth in fiscal 2014, a milestone unseen amongst our home furnishings peers. Fiscal 2014 adjusted operating margins increased to 9.3% from 7.8%, and adjusted net income increased 41%—reflecting quality earnings growth that was primarily driven by a 110 basis point expansion in gross margin and further demonstrating the power of our multi-channel business model.”

Mr. Friedman added, “We are very pleased with the initial trends and performance of our first next generation Design Gallery, RH Atlanta—the Gallery at the Estate in Buckhead. RH Atlanta is the first Gallery that showcases all of our current concepts, RH Interiors, RH Small Spaces, RH Baby & Child, and RH Outdoor. Early indications are strong and we expect Atlanta’s performance to accelerate further as we continue to add future new businesses, such as RH Kitchen, and two new yet to be disclosed concepts that we will announce later this year.”

Mr. Friedman continued, “While we have been negatively impacted by the West Coast port disruption in the first quarter of this year, we believe at this point, most of the revenue and earnings not recorded in the first quarter of fiscal 2015 should shift forward and have a positive effect on the second quarter.”

Mr. Friedman concluded, “Fiscal 2015 is a bridge year for RH—with revenue growth targeted in the mid-teens, and then reaccelerating to our long term goal of 20% as our real estate transformation steps up in fiscal 2016. While we are guiding 2015 revenues below our long term target, we are guiding adjusted net income growth to be in the range of 28% to 34%—above our long term target of mid to high twenties annually. We expect operating margins of 10.3% to 10.6% this year due to continued gross margin expansion and enhanced productivity from our Source Books. Reaching both the $2 billion of net revenues and 10% operating margin milestones this early in our transformation gives us great confidence in achieving our long term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, and significant free cash flow. I would like to thank all of our people and partners from around the world for their passion and commitment to our cause, as we continue on our path of building one of the most innovative and admired brands in the world.”

Fourth Quarter Fiscal 2014 Financial Results

Revenue—Net revenues for the fourth quarter of fiscal 2014 increased 24% to $582.7 million from $471.7 million in the fourth quarter of fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 24% in the fourth quarter of fiscal 2014 on top of a 24% increase for the same period last year.

•	As of January 31, 2015, the Company operated a total of 67 retail stores, consisting of 57 legacy Galleries, 7 large format Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada. This compares to a total of 70 retail stores, consisting of 62 legacy Galleries, 5 large format Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada as of February 1, 2014.

•	Direct revenues increased 33% to $304.8 million in the fourth quarter of fiscal 2014. This growth is on top of a 22% increase in direct revenues in the fourth quarter of fiscal 2013. Direct revenues during the fourth quarter of fiscal 2014 represented 52% of total net revenues.

Operating Income and Margin*—Adjusted operating income in the fourth quarter of fiscal 2014 increased 27% to $73.8 million compared to $58.3 million in the fourth quarter of fiscal 2013. Adjusted operating margin in the fourth quarter of fiscal 2014 increased 30 basis points to 12.7% from 12.4% for the same period last year. Including the impact of a reversal of estimated legal claim charges in the fourth quarter of fiscal 2014, GAAP operating income was $75.3 million compared to $58.3 million for the same period last year and GAAP operating margin was 12.9% compared to 12.4% for the same period last year.

Net Income*—Adjusted net income in the fourth quarter of fiscal 2014 increased 25% to $42.5 million from $34.0 million in the fourth quarter of fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items and is calculated using a 40% effective tax rate. GAAP net income for the fourth quarter of fiscal 2014 was $42.5 million compared to $26.6 million for the same period last year.

Earnings Per Share*—Adjusted diluted EPS for the fourth quarter of fiscal 2014 increased 23% to $1.02 from $0.83 for the same period last year. Including the impact of non-recurring and other items, GAAP diluted EPS for the fourth quarter of fiscal 2014 was $1.02 compared to $0.65 for the same period last year.

Fiscal 2014 Financial Results

Revenue—Net revenues for fiscal 2014 increased over 20% to $1.867 billion from $1.551 billion in fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 20% in fiscal 2014 on top of a 31% increase for the same period last year.

•	Direct revenues increased 28% to $934.2 million in fiscal 2014. This growth is on top of a 33% increase in direct revenues in fiscal 2013. Direct revenues during fiscal 2014 represented 50% of total net revenues.

Operating Income and Margin*—Adjusted operating income in fiscal 2014 increased 43% to $173.4 million compared to $120.9 million in fiscal 2013. Adjusted operating margin in fiscal 2014 increased 150 basis points to 9.3% from 7.8% for the same period last year. Including the impact of non-recurring and other items, GAAP operating income was $165.7 million compared to $54.9 million for the same period last year and GAAP operating margin was 8.9% compared to 3.5% for the same period last year.

Net Income*—Adjusted net income increased 41% to $97.6 million in fiscal 2014 from $69.1 million in fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items and is calculated using a 40% effective tax rate. GAAP net income for fiscal 2014 was $91.0 million compared to $18.2 million for the same period last year.

Earnings Per Share*—Adjusted diluted EPS for fiscal 2014 increased 38% to $2.36 from $1.71 for the same period last year. Including the impact of non-recurring and other items, GAAP diluted EPS for fiscal 2014 was $2.20 compared to $0.45 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the first quarter of fiscal 2015:

•	Net revenues in the range of $415 million to $420 million, including the negative impact of approximately $10 million to $12 million due to the West Coast port congestion

•	Adjusted net income in the range of $7.5 million to $8.4 million, including the negative impact of the West Coast port congestion

•	Adjusted diluted EPS in the range of $0.18 to $0.20, including the negative impact of approximately $0.05 to $0.06 due to the West Coast port congestion

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 41.9 million

The Company is providing the following guidance for the fiscal year ending January 30, 2016:

•	Net revenues in the range of $2.13 billion to $2.17 billion

•	Operating margins in the range of 10.3% to 10.6%

•	Adjusted net income in the range of $125 million to $131 million

•	Adjusted diluted EPS in the range of $2.95 to $3.10

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.2 million

•	Capital expenditures in the range of $140 million to $160 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s fourth quarter and fiscal 2014 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com. Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through April 8, 2015 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 98600143, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc.—NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

*Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the first quarter of fiscal 2015 and the fiscal year ending January 30, 2016, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items. For previous periods, such non-recurring and recurring reconciling items included non-cash and other one-time compensation expense, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the first quarter of fiscal 2015 and the fiscal year ending January 30, 2016; our expectation regarding the performance of RH Atlanta, the Gallery at the Estate in Buckhead; our plan to add new businesses in the future, such as RH Kitchen, and two other new concepts that we expect to announce later this year; our belief that most revenue and earnings not recorded in the first quarter of fiscal 2015 should shift forward and have a positive effect on the second quarter; our expectation related to fiscal 2015 and long term revenue growth, fiscal 2015 adjusted net income growth, and operating margins this year; our expectation to achieve our long term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, and significant free cash flow, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

FINANCIAL STATEMENTS AND RELATED INFORMATION

TABLE OF CONTENTS

Page 8.	Condensed Consolidated Statements of Operations

Page 9.	Condensed Consolidated Balance Sheets

Page 10.	Condensed Consolidated Statements of Cash Flows

Page 11.	Operating Metrics and Other Data

Page 12.	Reconciliation of Adjusted Income Statement Items

Page 14.	Reconciliation of Net Income to Operating Income and Adjusted Operating Income

Page 15.	Reconciliation of GAAP Net Income to Adjusted Net Income

Page 16.	Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

Page 17.	Calculation of Free Cash Flow

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	January 31, 2015	% of Net Revenues	February 1, 2014	% of Net Revenues	January 31, 2015	% of Net Revenues	February 1, 2014	% of Net Revenues
Net revenues	$582,727	100.0%	$471,694	100.0%	$1,867,422	100.0%	$1,550,961	100.0%
Cost of goods sold	364,584	62.6%	296,717	62.9%	1,176,648	63.0%	994,081	64.1%

Gross profit	218,143	37.4%	174,977	37.1%	690,774	37.0%	556,880	35.9%
Selling, general and administrative expenses	142,818	24.5%	116,717	24.7%	525,048	28.1%	502,029	32.4%

Income from operations	75,325	12.9%	58,260	12.4%	165,726	8.9%	54,851	3.5%
Interest expense	5,939	1.0%	1,537	0.3%	17,551	1.0%	5,733	0.3%

Income before income taxes	69,386	11.9%	56,723	12.1%	148,175	7.9%	49,118	3.2%
Income tax expense	26,861	4.6%	30,081	6.5%	57,173	3.0%	30,923	2.0%

Net income	$42,525	7.3%	$26,642	5.6%	$91,002	4.9%	$18,195	1.2%

Weighted-average shares used in computing basic net income per share	39,734,145		39,008,383		39,457,491		38,671,564
Basic net income per share	$1.07		$0.68		$2.31		$0.47
Weighted-average shares used in computing diluted net income per share	41,777,509		41,119,175		41,378,210		40,416,630
Diluted net income per share	$1.02		$0.65		$2.20		$0.45

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2015	February 1, 2014
ASSETS
Cash and cash equivalents	$148,934	$13,389
Short-term investments	62,168	—
Merchandise inventories	559,297	453,845
Other current assets	141,845	146,581

Total current assets	912,244	613,815
Long-term investments	18,338	—
Property and equipment—net	390,844	214,909
Goodwill and other intangibles	172,978	171,132
Other non-current assets	31,595	25,247

Total assets	$1,525,999	$1,025,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$235,159	$206,778
Other current liabilities	109,270	110,670

Total current liabilities	344,429	317,448
Convertible senior notes—net	284,388	—
Financing obligations under build-to-suit lease transactions	124,770	33,165
Revolving line of credit	—	85,425
Other non-current obligations	69,496	43,793

Total liabilities	823,083	479,831

Stockholders’ equity	702,916	545,272

Total liabilities and stockholders’ equity	$1,525,999	$1,025,103

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31, 2015	February 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$91,002	$18,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,463	27,654
Stock-based compensation expense	17,072	67,622
Other non-cash items	(4,417)	3,973
Change in assets and liabilities:
Merchandise inventories	(106,036)	(100,937)
Accounts payable, accrued expenses and other	50,407	71,014

Net cash provided by operating activities	82,491	87,521

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(110,359)	(93,868)
Construction related deposits	(9,250)	—
Purchase of trademarks and domain names	(453)	—
Purchase of investments	(91,604)	—
Maturities of investments	11,118	—

Net cash used in investing activities	(200,548)	(93,868)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under revolving line of credit	(85,425)	2,924
Revolving line of credit deferred financing fees	(2,133)	—
Proceeds from issuance of convertible senior notes	350,000	—
Proceeds from issuance of warrants	40,390	—
Purchase of convertible note hedges	(73,325)	—
Debt issuance costs related to convertible senior notes	(5,385)	—
Borrowings under build-to-suit lease transactions	1,776	—
Payments on capital leases	(1,803)	(2,555)
Proceeds from exercise of stock options	16,400	7,629
Excess tax benefit from exercise of stock options	16,421	3,685
Tax withholdings related to issuance of stock-based awards	(3,116)	(178)

Net cash provided by financing activities	253,800	11,505

Effects of foreign currency exchange rate translation	(198)	(123)

Net increase in cash and cash equivalents	135,545	5,035
Cash and cash equivalents
Beginning of period	13,389	8,354

End of period	$148,934	$13,389

RESTORATION HARDWARE HOLDINGS, INC.

OPERATING METRICS AND OTHER DATA

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Direct as a percentage of net revenues [a]	52%	49%	50%	47%
Growth in net revenues:
Stores [b]	14%	16%	14%	27%
Direct	33%	22%	28%	33%
Total	24%	18%	20%	30%
Comparable brand revenue growth [c]	24%	24%	20%	31%
Retail: [d]
Retail stores open at beginning of period	68	70	70	71
Stores opened	1	—	3	2
Stores closed	2	—	6	3
Retail stores open at end of period	67	70	67	70
Retail sales per leased selling square foot [e]	$398	$392	$1,426	$1,395
Total leased square footage at end of period (in thousands)	861	798	861	798
Total leased selling square footage at end of period (in thousands) [f]	607	554	607	554
Average leased square footage (in thousands) [g]	841	797	813	793
Average leased selling square footage (in thousands) [g]	591	537	567	522

[a]	Direct revenues include sales through our catalogs and websites.
[b]	Stores data represents retail stores plus outlet stores.
[c]	Comparable brand revenue growth includes retail comparable store sales, including Baby & Child Galleries, and direct net revenues. Comparable brand revenue growth excludes retail non-comparable store sales, closed store sales and outlet store net revenues. Comparable store sales have been calculated based upon retail stores, excluding outlet stores, that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. If a store is closed for seven days during a month, that month will be excluded from comparable store sales.
[d]	Retail data has been calculated based upon retail stores, which includes our Baby & Child Galleries and excludes outlet stores.
[e]	Retail sales per leased selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average leased selling square footage for the period.
[f]	Leased selling square footage is retail space at our stores used to sell our products. Leased selling square footage excludes backrooms at retail stores used for storage, office space or similar matters, as well as exterior sales space located outside a store, such as courtyards, gardens and rooftops. Leased selling square footage includes approximately 4,500 square feet related to one owned store location.
[g]	Average square footage (leased or leased selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of three and twelve months is calculated by averaging the average square footage for the quarters within such periods.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported January 31, 2015	Adjustments	Adjusted January 31, 2015	% of Net Revenues	Reported February 1, 2014	Adjustments	Adjusted February 1, 2014	% of Net Revenues
Net revenues	$582,727	$—	$582,727	100.0%	$471,694	$—	$471,694	100.0%
Cost of goods sold	364,584	—	364,584	62.6%	296,717	—	296,717	62.9%

Gross profit	218,143	—	218,143	37.4%	174,977	—	174,977	37.1%
Selling, general and administrative expenses [a]	142,818	1,500	144,318	24.7%	116,717	—	116,717	24.7%

Income from operations	75,325	(1,500)	73,825	12.7%	58,260	—	58,260	12.4%
Interest expense [b]	5,939	(2,943)	2,996	0.5%	1,537	—	1,537	0.3%

Income before income taxes	69,386	1,443	70,829	12.2%	56,723	—	56,723	12.1%
Income tax expense (benefit) [c]	26,861	1,471	28,332	4.9%	30,081	(7,392)	22,689	4.9%

Net income [d]	$42,525	$(28)	$42,497	7.3%	$26,642	$7,392	$34,034	7.2%

Weighted-average shares used in computing basic net income per share	39,734,145		39,734,145		39,008,383		39,008,383
Basic net income per share	$1.07		$1.07		$0.68		$0.87
Weighted-average shares used in computing diluted net income per share	41,777,509		41,777,509		41,119,175		41,119,175
Diluted net income per share	$1.02		$1.02		$0.65		$0.83

[a]	The adjustment for selling, general and administrative expenses for the three months ended January 31, 2015 relates to the reversal of charges previously incurred in connection with a legal claim. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[b]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes, net of interest capitalized for capital projects. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[c]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Twelve Months Ended
	Reported January 31, 2015	Adjustments	Adjusted January 31, 2015	% of Net Revenues	Reported February 1, 2014	Adjustments	Adjusted February 1, 2014	% of Net Revenues
Net revenues	$1,867,422	$—	$1,867,422	100.0%	$1,550,961	$—	$1,550,961	100.0%
Cost of goods sold	1,176,648	—	1,176,648	63.0%	994,081	—	994,081	64.1%

Gross profit	690,774	—	690,774	37.0%	556,880	—	556,880	35.9%
Selling, general and administrative expenses [a]	525,048	(7,700)	517,348	27.7%	502,029	(66,050)	435,979	28.1%

Income from operations	165,726	7,700	173,426	9.3%	54,851	66,050	120,901	7.8%
Interest expense [b]	17,551	(6,852)	10,699	0.6%	5,733	—	5,733	0.3%

Income before income taxes	148,175	14,552	162,727	8.7%	49,118	66,050	115,168	7.5%
Income tax expense [c]	57,173	7,918	65,091	3.5%	30,923	15,144	46,067	3.0%

Net income [d]	$91,002	$6,634	$97,636	5.2%	$18,195	$50,906	$69,101	4.5%

Weighted-average shares used in computing basic net income per share	39,457,491		39,457,491		38,671,564		38,671,564
Basic net income per share	$2.31		$2.47		$0.47		$1.79
Weighted-average shares used in computing diluted net income per share	41,378,210		41,378,210		40,416,630		40,416,630
Diluted net income per share	$2.20		$2.36		$0.45		$1.71

[a]	The adjustment for selling, general and administrative expenses for the twelve months ended January 31, 2015 includes charges incurred in connection with a legal claim. The adjustment for selling, general and administrative expenses for the twelve months ended February 1, 2014 includes non-cash compensation and follow-on offering fees. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[b]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes, net of interest capitalized for capital projects. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[c]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” for additional details.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net income	$42,525	$26,642	$91,002	$18,195
Interest expense	5,939	1,537	17,551	5,733
Income tax expense	26,861	30,081	57,173	30,923

Operating income	75,325	58,260	165,726	54,851
Legal claim [a]	(1,500)	—	7,700	—
Non-cash compensation [b]	—	—	—	63,155
Follow-on offering fees [c]	—	—	—	2,895

Adjusted operating income	$73,825	$58,260	$173,426	$120,901

Net revenues	$582,727	$471,694	$1,867,422	$1,550,961

Operating margin [d]	12.9%	12.4%	8.9%	3.5%

Adjusted operating margin [d]	12.7%	12.4%	9.3%	7.8%

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards. The three and twelve months ended January 31, 2015 include a reversal of estimated expenses associated with this matter based on a revision of estimated class member response.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Gary Friedman, our Chairman and Chief Executive Officer, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[d]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
GAAP net income	$42,525	$26,642	$91,002	$18,195

Adjustments (pre-tax):
Legal claim [a]	$(1,500)	$—	$7,700	$—
Amortization of debt discount [b]	2,943	—	6,852	—
Non-cash compensation [c]	—	—	—	63,155
Follow-on offering fees [d]	—	—	—	2,895

Subtotal adjusted items	1,443	—	14,552	66,050
Impact of income tax items [e]	(1,471)	7,392	(7,918)	(15,144)

Adjusted net income [f]	$42,497	$34,034	$97,636	$69,101

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards. The three and twelve months ended January 31, 2015 include a reversal of estimated expenses associated with this matter based on a revision of estimated class member response.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the $350 million principal amount of convertible senior notes that were issued in June 2014 (the “Notes”), we separated the Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes. Amounts are presented net of interest capitalized for capital projects of $0.2 million and $1.1 million during the three and twelve months ended January 31, 2015.
[c]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[d]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[e]	Assumes a normalized tax rate of 40% for all periods presented.
[f]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Diluted net income per share	$1.02	$0.65	$2.20	$0.45
EPS impact of adjustments (pre-tax):
Legal claim [a]	$(0.04)	$—	$0.19	$—
Amortization of debt discount [b]	0.07	—	0.16	—
Non-cash compensation [c]	—	—	—	1.56
Follow-on offering fees [d]	—	—	—	0.07

Subtotal adjusted items	0.03	—	0.35	1.63
Impact of income tax items [e]	(0.03)	0.18	(0.19)	(0.37)

Adjusted diluted net income per share [f]	$1.02	$0.83	$2.36	$1.71

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards. The three and twelve months ended January 31, 2015 include a reversal of estimated expenses associated with this matter based on a revision of estimated class member response.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the Notes, we separated the Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes. Amounts are presented net of interest capitalized for capital projects of $0.2 million and $1.1 million during the three and twelve months ended January 31, 2015.
[c]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[d]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[e]	Assumes a normalized tax rate of 40% for all periods presented.
[f]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31, 2015	February 1, 2014
Net cash provided by operating activities	$82,491	$87,521
Capital expenditures	(110,359)	(93,868)
Construction related deposits	(9,250)	—
Purchase of trademarks and domain names	(453)	—
Payments on capital leases	(1,803)	(2,555)
Borrowings under build-to-suit lease transactions	1,776	—

Free cash flow [a]	$(37,598)	$(8,902)

[a]	Free cash flow is defined as net cash provided by operating activities less capital expenditures, construction related deposits, and purchases of trademarks and domain names, and is adjusted for cash flow impacts of build-to-suit lease transactions and capital leases.